   As filed with the Securities and Exchange Commission on  October 20, 2001
                                           Registration Statement No. 333-______
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ___________________
                               SAFESCIENCE, INC.
            (Exact Name of Registrant as Specified in its Charter)

               Nevada                                          2834                                 33-0231238
    (State or Other Jurisdiction                   (Primary Standard Industrial                  (I.R.S.  Employer
 of Incorporation or Organization)                 Classification Code Number)                  Identification No.)

                              ___________________
                              31 St. James Avenue
                          Boston, Massachusetts 02116
                                (617) 422-0674
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive office)
                             _____________________
                               Bradley J. Carver
                            Chief Executive Officer
                               SafeScience, Inc.
                              31 St. James Avenue
                          Boston, Massachusetts 02116
                                (617) 422-0674
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                             _____________________
                                  Copies to:
                              Cheryl Reicin, Esq.
                            McDermott, Will & Emery
                             50 Rockefeller Plaza
                           New York, New York  10020
                                (212) 547-5400
                             _____________________
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                               CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
                                                                 Proposed                 Proposed
      Title of Each Class of           Securities to be           Maximum                 Maximum
   Securities to be Registered            Registered        Offering Price Per           Aggregate
                                                                 Share (2)             Offering Price    Amount of Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value              723,556(1)                $1.03                $745,262.68           $186.32
 per share...................
====================================================================================================================================

(1) The shares being registered by this registration statement include (i) 253,186 shares of common stock that may be issued by SafeScience under warrants issued to the selling stockholders, and (ii) pursuant to Rule 416 of the Securities Act, an indeterminate number of additional shares that may be issued as a result of anti-dilution provisions, stock splits, stock dividends or similar transactions.
(2) Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(c), based upon the average of the high and low sales prices on October 18, 2001, as reported by the Nasdaq SmallCap Market.

_______________________
       The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

===============================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be change. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED OCTOBER 19, 2001


                             Up to 723,556 Shares


                                    [LOGO]


                                 Common Stock


       This prospectus relates to the resale from time to time by the selling stockholders of up to 723,556 shares of our common stock. These shares include shares issuable upon exercise of the warrants issued by us. These shares of common stock being offered by the selling stockholders constitute approximately 2.5% of our currently outstanding shares of common stock.
     For information on the number of shares outstanding after this offering, see "The Offering."

       The selling shareholders may sell the shares from time to time at fixed prices, market prices or at negotiated prices, and may engage a broker or dealer to sell the shares. For additional information on the selling shareholders' possible methods of sales, you should refer to the section of this prospectus entitled "Plan of Distribution" on page 13. We will not receive any proceeds from the sale of the shares, but will bear the costs relating to the registration of the shares.

       Selling stockholders identified in this prospectus are offering all of these shares and will receive all of the proceeds of this offering. Our common stock is listed on the Nasdaq SmallCap Market under the symbol "SAFS." The closing price for our common stock on the Nasdaq SmallCap Market on October 18, 2001 was $1.05 per share.

                                _______________

       Investing in the common stock involves risks. See "Risk Factors"
                                    beginning on page 4.

                                _______________

       The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                _______________

               The date of this prospectus is             , 2001

                               TABLE OF CONTENTS

                                                                                                               Page
                                                                                                              -----
Prospectus Summary..........................................................................................      1
Risk Factors................................................................................................      4
Note on Forward Looking Statements..........................................................................     11
Use of Proceeds.............................................................................................     11
Dividend Policy.............................................................................................     11
Selling Stockholders........................................................................................     12
Plan of Distribution........................................................................................     13
Legal Matters...............................................................................................     14
Experts.....................................................................................................     14
Where You Can Find More Information.........................................................................     14

     We own or have rights to trademarks that we use in conjunction with the sale of our products. "SafeScience," our logo, "Elexa" are our trademarks. All other trade names and trademarks used in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

    This is only a summary and may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and our financial statements and the notes thereto included elsewhere in this prospectus.

                               SafeScience, Inc.

    Introduction. We are a biotechnology company engaged in developing novel pharmaceutical products based on carbohydrate compounds. We are headquartered in Boston and currently have approximately 11 employees. Our lead drug candidate GBC-590, a potential treatment for multiple forms of cancer, is in Phase II clinical trials for pancreatic and colorectal cancers. In July 2001, we formed a joint venture with Elan Corporation, plc ("Elan") to advance GBC-590 in the field of oncology. While we also develop agricultural products, we continue to seek strategic alternatives, including sale, of our agricultural products business area. In February 2001, we announced the discontinuance of our consumer and commercial product business areas to focus on the development of our pharmaceutical products.

    Pharmaceutical Products. Our lead drug candidate under development, now in Phase II clinical trials, GBC-590, is intended to reduce primary tumors, the growth of other cancerous tumors, and the spread of cancer cells with potential indications in colorectal, pancreatic, prostate, breast and liver cancer patients.

    GBC-590, a carbohydrate molecule, acts by binding to Galectin-3 receptors on cancer cells and has been shown to shrink primary tumors and inhibit metastasis in animal models. Galectin-3 is a carbohydrate-binding protein that has been implicated in metastasis, angiogenesis and apoptosis (cell death). In Phase I human testing that enrolled patients with terminal cancer refractory to all standard treatment, GBC-590 was found to be well tolerated at all administered dose levels. In 2000, we commenced Phase II clinical trials of GBC-590 for pancreatic and colorectal cancers. We have received institutional review board approval at the following sites prior to conducting the recently completed Phase II clinical trial for colorectal cancer and/or the ongoing Phase II clinical trial for pancreatic cancer:

  .  Beth Israel/Deaconess Hospital in Boston, Massachusetts;

  .  University of Chicago Pritzker School of Medicine;

  .  the University of Rochester Cancer Center;

  .  Christiana Healthcare in Wilmington, Delaware;

  .  Ocala Oncology Center in Ocala, Florida;

  .  Hematology and Oncology Associates in Kansas City, Missouri; and

  .  Medical Oncology Associates in San Diego, California.

    On March 23, 2001, we announced that GBC-590 demonstrated positive clinical activity in colorectal cancer patients in the recently completed Phase IIa clinical trial. Specifically, five of 23 patients showed tumor stabilization for periods of two to six months before disease state progression was observed, with one of the five patients showing a period of tumor shrinkage. Based on this promising early data, and the fact that higher doses of GBC-590 than administered in the Phase IIa colorectal and pancreatic trials have already been tested in animals with no dose limiting toxicity observed, a Phase I dose escalation clinical trial to include colorectal and potentially other types of cancer patients is planned to begin in late 2001. In addition, a Phase I dose escalation clinical trial with GBC-590 in combination with a standard cancer therapy is planned to begin in the first quarter of 2002 and will include pancreatic and potentially other types of cancer patients. These dose escalation trials may enroll up to 75 cancer patients separated into multiple groups, each receiving a different dose level of GBC-590. Assuming the results of these dose escalation trials support an expanded Phase II/III pivotal clinical trial for pancreatic cancer we intend to initiate such a trial later in 2002. In connection with this trial we intend to seek fast track designation from the U.S. Food and Drug Administration (the "FDA") which would enable us to seek accelerated approval for GBC-590 for the treatment of pancreatic cancer. There can be no assurances at present that intravenous infusion of GBC-590 will prove effective in reducing or eliminating the spread of cancer in humans, be safe at higher doses or that accelerated or other approval will be granted by the FDA. On July 23, 2001, we announced the completion of patient enrollment for our Phase II pancreatic cancer clinical trials.

    Agricultural Products. On February 15, 2001, we received notice of unconditional registration from the United States Environmental Protection Agency for Elexa 4% PDB our leading agricultural product, which is designed to improve a plant's natural ability to resist disease. On June 8, 2001, conditional registration was received from the California Department of Pesticide Registration for use as a fungicide for various diseases on grapes, strawberries and greenhouse and nursery roses. We have received and intend to seek other state regulatory approvals for Elexa 4% PDB. We are focusing these efforts for Elexa on its use to control powdery mildew on grapes and strawberries. Modest resources have been allocated to our agricultural products business while we seek suitable alternatives, including the sale of our agricultural products area.

    Our business was founded in 1992 to pursue carbohydrate-based pharmaceutical research for cancer therapeutics. In 1995, we merged with Alvarada, Inc., a publicly-traded corporation having no active operations. We changed our name to SafeScience, Inc. in 1998 from IGG International, Inc. Our principal executive offices are located at 31 St. James Avenue, 8/th/ Floor, Boston, MA 02116 and our telephone number is (617) 422-0674. Our homepage is located on the World Wide Web at http://www.safescience.com.
            --------------------------

                                 The Offering


Common stock offered by selling shareholders (1).............     723,556 shares

Common stock to be outstanding after the offering(2)(3)......  29,462,645 shares

Use of proceeds...............................................  All proceeds from the sale of the shares of common stock in this offering will be
                                                                received by the selling stockholders.
                                                                We will receive $477,273 if the warrants
                                                                held by the selling stockholders are
                                                                exercised in full, all shares covered in
                                                                this registration statement are issued
                                                                to the selling stockholders and the
                                                                exercise price is paid in cash.  These
                                                                funds will be used for general corporate
                                                                purposes.  See "Use of Proceeds."

Nasdaq SmallCap Market Symbol.................................  SAFS

(1) Consists of (i) 470,370 shares of common stock and (ii) 253,186 shares of common stock issuable upon the exercise of warrants held by the selling stockholders.

(2) Based on the number of shares actually outstanding on October 15, 2001.

(3) Includes all the shares being offered pursuant to this prospectus and excludes, as of October 15, 2001, (A) 1,134,642 shares of common stock issuable on the exercise of outstanding options at a weighted average price of $5.60 per share, (B) 5,436,285 shares of common stock issuable on the exercise of outstanding warrants, excluding warrants for which the underlying shares of common stock are covered by this prospectus, at a weighted average price of $2.81 per share, (C) 1,532,970 shares of common stock available for future issuance under our 1998 Stock Option Plan and 2000 Stock Incentive Plan, as amended, and (D) 6,061,230 shares of common stock issuable upon conversion of outstanding Series A and Series C preferred stock.

                                 RISK FACTORS

    You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to the Company or that it currently deems immaterial may also impair its business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

    We have experienced significant losses throughout our history, we expect these losses to continue and we may not achieve profitability in the future

    We began operations more than eight years ago and began to generate revenue only in the second quarter of 1999. Through December 31, 2000 we only generated $2,723,000 from product sales. On February 23, 2001, we announced the discontinuation of our consumer and commercial product business from which all of our revenues to date have been generated. We do not expect to generate product revenue for several years; if at all. We have incurred approximately $49.1 million of losses since our inception, including $17.3 million in the year ended December 31, 2000 and $5.2 million for the six months ended June 30, 2001. Extensive losses can be expected to continue for the foreseeable future.

    Many of our products are still in development, there are uncertainties associated with research and development activities and we may be unable to bring new products to market

    Many of our proposed products require further research, development, laboratory testing, regulatory approval and/or demonstration of commercial scale manufacturing before they can be proven to be commercially viable. Many of these proposed products are in the development stage and are subject to the risks inherent in the development of new products, particularly those products based upon biotechnology. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Such reasons include the possibilities that potential products are found during testing to be ineffective, or unsafe, that they fail to receive necessary regulatory approvals, are difficult or uneconomical to manufacture on a large scale, fail to achieve market acceptance or are precluded from commercialization by proprietary rights of third parties. We cannot predict with any degree of certainty when, or if, the research, development, testing and/or regulatory approval process for our proposed products will be completed. Our product development efforts may be unsuccessful, required regulatory approvals from U.S. or foreign authorities may not be obtained, and products, if introduced, may not be capable of being produced in commercial quantities at reasonable costs or be successfully marketed. The failure of our research and development activities to result in any commercially viable products or technologies would materially adversely affect our future prospects.

    We may not generate revenues in the future because we have ceased operation of our consumer and commercial product areas.

    We have generated substantially all our prior revenues from our consumer and commercial products. We have discontinued operations for our consumer and commercial product business areas and are exploring alternatives for our agricultural product business. We will not generate revenues or other funds on an ongoing basis unless we receive current payments with respect to the sale of these areas, receive payments in connection with any potential licensing, marketing or other partnering arrangement with other pharmaceutical or biotechnology companies, or we are able to bring to market pharmaceutical or agricultural products.

    We may not be able to obtain additional funding, which could reduce our ability to fund, expand or continue operations

    We believe that our existing funds, together with additional capital we may receive from

Elan International Services, Ltd. ("EIS"), are sufficient to fund our operating expenses and capital requirements into the second quarter of 2002. We are pursuing additional funds through sales of our securities and may also seek funds in conjunction with the in-licensing of additional bio-pharmaceutical products where we acquire in-licenses and development funds for our securities. Additional equity financing may result in dilution to our shareholders. The resale of the common stock offered by selling stockholders may negatively affect our ability to obtain financing. If the market price of our common stock declines, some potential investors may either refuse to offer us any financing or will offer financing at unacceptable rates or unfavorable terms. If we are unable to obtain financing necessary to fund our operations, we may have to sell or liquidate SafeScience.

    Our failure to protect our intellectual property or our infringement on the property rights of others may impede our ability to operate freely

    We rely significantly upon proprietary technology. To the extent that we currently rely upon certain unpatented, proprietary technology, processes and know-how and the protection of such intellectual property by confidentiality agreements, others may independently develop similar technology and know-how or confidentiality may be breached. Any claims against us or any purchaser or user of our products or patents, including GBC-590, asserting that our products or patents infringe or may infringe proprietary rights of third parties, if determined adversely to us, could have a material adverse effect on our business, financial condition or results of operations. Any claims, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of our technical and management personnel, or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon our operating results. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. In the event a claim against us is successful and we cannot obtain a license to the relevant technology on acceptable terms, license a substitute technology or redesign our products to avoid infringement, our business, financial condition and results of operations would be materially adversely affected.

    We depend on technology licensed to us by third parties and if we are unable to continue licensing this technology our future prospects may be materially adversely affected

    We license our technology, including GBC-590, from third parties. We anticipate that we will continue to license technology from third parties in the future. This technology may not continue to be available on commercially reasonable terms, if at all. For example, our license with Wayne State University and the Karmanos Cancer Institute may be terminated if we do not receive FDA or equivalent agency approval to sell GBC-590 by January 1, 2006. The technology we license from third parties would be difficult to replace. The loss of any of these technology licenses would result in delays in the availability of our products until equivalent technology, if available, is identified, licensed and integrated and could materially adversely affect our future prospects. The use of replacement technology from other third parties would require us to enter into license agreements with these third parties, which could result in higher royalty payments and a loss of product differentiation.

   We expect to remain dependent on collaborations with third parties for the development of new products

   Our current business strategy is to enter into agreements with third parties both to license rights to our potential products and to develop and commercialize new products. We may not be able to enter into or maintain these agreements on terms favorable to us. If we are unable to maintain productive relationships with our collaborative partners our ability to develop our products will be harmed.

   The development of GBC-590 is not in our exclusive control and is jointly determined with Elan and EIS

   We are developing GBC-590 through collaboration with Elan and EIS. SafeScience Newco, Ltd. is a company that we formed and jointly own with EIS to develop GBC-590 in the field of oncology. We own 80.1% and EIS owns 19.9% of SafeScience Newco, Ltd. Despite our majority ownership of SafeScience Newco, Ltd., we do not fully control the development activities regarding GBC-590, because we need consent of EIS for material development decisions regarding GBC-
590. As a result, development of GBC-590 will depend on our ability to negotiate development issues with EIS.

   EIS has the right to exchange our Series A convertible exchangeable preferred stock it owns for all of the preferred securities we own of SafeScience Newco, Ltd. at any time until July 10, 2007, which would give EIS a 50% ownership interest in SafeScience Newco, Ltd. If EIS exercises this right, our ownership in SafeScience Newco, Ltd. will be substantially diluted, which would reduce the return to which we would be entitled if GBC-590 is successful.

   If our products are not accepted by medical and agricultural communities our business will suffer

   Our product areas are primarily pharmaceuticals and to a lesser extent agricultural products. Commercial sales of our proposed products in these areas, will substantially depend upon the products' efficacy and on their acceptance by the medical and agricultural communities. Widespread acceptance of our products will require educating the medical and agricultural communities as to the benefits and reliability of the products. Our proposed products may not be accepted, and, even if accepted, we are unable to estimate the length of time it would take to gain such acceptance.

   If the third parties we rely on for manufacturing our products are unable to produce the necessary amounts of our products, do not meet our quality needs or terminate their relationships with us, our business will suffer

   We do not presently have our own manufacturing operations, nor do we intend to establish any unless and until in the opinion of our management, the size and scope of our business so warrants. While we have established manufacturing relationships with firms to provide us with GBC-590 and Elexa that we believe will provide the capability to meet our anticipated requirements for the foreseeable future, we have not entered into any long-term arrangements for manufacturing and such arrangements may not be obtained on desirable terms. Therefore, for the foreseeable future, we will be dependent upon third parties to manufacture our products.

   Our reliance on independent manufacturers involves a number of risks, including the absence of adequate capacity, the unavailability of, or interruptions in, access to necessary manufacturing processes and reduced control over delivery schedules. If our manufacturers are unable or unwilling to continue manufacturing our products in required volumes, we will have to identify acceptable alternative manufacturers. The use of a new manufacturer may cause significant interruptions in supply if the new manufacturer has difficulty manufacturing products to our specifications. Further, the introduction of a new manufacturer may increase the variation in the quality of our products.

    We face intense competition and rapid technological changes in the markets in which we compete, and our failure to successfully compete or adapt to changing technology could make it difficult to acquire and retain customers

    Many companies, including large pharmaceutical, chemical, biotechnology and agricultural concerns, universities and other research institutions, with financial resources and research and development staffs and facilities substantially greater than ours, may develop or attempt to develop products that compete with our products. These companies may have the ability to devote far greater resources to researching, developing and marketing their products than we are able to do. In addition, the biotechnology industry is one in which technological change is extremely rapid. Our ability to anticipate changes in technology and industry standards together with regulatory changes and to successfully develop and introduce new and enhanced products on a timely basis will be significant factors in our ability to grow and remain competitive. Any products which we do develop may become technologically obsolete before we have had the ability to realize significant revenues or profits.

    Our businesses are subject to significant government regulation and failure to achieve regulatory approval of our products would severely harm our business

    The FDA regulates the manufacture, distribution and promotion of pharmaceutical products in the United States pursuant to the Federal Food Drug and Cosmetic Act and related regulations. We must receive premarket approval by the FDA for any commercial sale of our pharmaceutical products. Before receiving such approval we must provide proof in human clinical trials of the nontoxicity, safety and efficacy of our pharmaceutical products, which trials can take several years. Premarket approval is a lengthy and expensive process. We may not be able to obtain FDA approval for any commercial sale of our product. By regulation, the FDA has 180 days to review an application for approval to market a pharmaceutical product; however, the FDA frequently exceeds the 180-day time period. In addition, based on its review, the FDA may determine that additional clinical trials are required. Except for any potential licensing or marketing arrangements with other pharmaceutical or biotechnology companies, we will not generate any revenues in connection with our pharmaceutical products unless and until we obtain FDA approval to sell our products in commercial quantities for human application.

    The investigation, manufacture and sale of agricultural products are subject to regulation by the EPA, including the need for approval before marketing, and by comparable foreign and state agencies. Our agricultural products will be able to be commercially marketed for use either in the United States or other countries only by first obtaining the necessary approvals. While we hope to obtain regulatory approvals for our proposed products, we may not obtain these approvals on a timely basis, if at all. We have received approval from the EPA, California and other states for Elexa 4%.

    Reimbursement procedures and future healthcare reform measures are uncertain and may adversely impact the sale of our potential pharmaceutical products

    Our ability to sell our pharmaceutical products successfully will depend in part on the extent to which government health administration authorities, private health insurers and other organizations will reimburse patients for the costs of our pharmaceutical products and related treatments. In the United States, government and other third-party payers have sought to contain healthcare costs by limiting both coverage and the level of reimbursement for new pharmaceutical products approved for marketing by the FDA. In some cases, these payers may refuse to provide any coverage for uses of approved products to treat medical conditions even though the FDA has granted marketing approval. Healthcare reform may increase these cost containment efforts. We believe that managed care organizations may seek to restrict the use of new products, delay authorization to use new products or limit coverage and the level of reimbursement for new products. Internationally, where national healthcare systems are prevalent, little if any funding may be available for new products, and cost containment and cost reduction efforts can be more pronounced than in the United States.

    Issuances of our securities are subject to federal and state securities laws and certain prior offerings of our securities may not have complied with applicable securities laws

    Issuances of securities are subject to federal and state securities laws. Certain prior private placement offerings of our securities may not have complied with requirements of applicable state securities laws. In such situations a number of remedies may be available to regulatory authorities and stockholders who purchased securities in such offerings, including, without limitation, rescission rights.

    Our growth may be limited if we are unable to retain and hire additional qualified personnel as necessary

    Our success will depend on our ability to retain key employees and our continuing ability to attract and retain highly qualified scientific, technical and managerial personnel. Competition for such personnel is intense and we may not be able to retain existing personnel or attract qualified employees in the future. At present, we employ approximately 11 full time employees and one part-time worker. We depend upon the personal efforts and abilities of our officers and directors, and would be materially adversely affected if their services ceased to be available for any reason and comparable replacement personnel were not employed.

    The businesses in which we engage have a risk of product liability, and in the event of a successful suit against us, our business could be severely harmed

    The testing, marketing and sale of agricultural and pharmaceutical products entails a risk of product liability claims by consumers and others. While we currently maintain product liability insurance which we believe to be adequate, such insurance may not continue to be available at a reasonable cost or may not be sufficient to fully cover any potential claims. In the event of a successful suit against us, the lack or insufficiency of insurance coverage could have a material adverse effect on our business and financial condition.

    We are contractually obligated to issue shares in the future, including shares to be issued upon the conversion of outstanding preferred stock and warrants held by EIS, which might cause significant dilution of your interest in us

    As of October 15, 2001, there are outstanding options to purchase 1,134,642 shares of common stock, at a weighted average exercise price of $5.60 per share and warrants to purchase 5,689,471 shares of common stock at a weighted average exercise price of $2.78 per share. Of these warrants, the selling stockholders hold warrants covered by this prospectus to purchase 253,186 shares of common stock at a weighted average exercise price of $1.89 per share. Moreover, we may in the future issue additional shares to raise capital, acquire other companies or technologies, to pay for services, or for other corporate purposes. Any such issuances will have the effect of further diluting the interest of the purchasers of the current shareholders.

   In July 2001, in connection with a business venture and financing transaction, we sold to EIS 1,116.79 shares of our Series C convertible non-voting preferred stock, 4,944.44 shares of our Series A convertible exchangeable non-voting preferred stock and a warrant to purchase 381,679 shares of our common stock. Each share of our Series A preferred stock and Series C preferred stock is presently convertible after July 10, 2003 into 1,000 shares of our common stock. The Series A preferred stock bears a 7% dividend payable in Series A preferred stock, which compounds annually. Accordingly, a total of 6,442,909 shares of our common stock could be issued to EIS, assuming the exercise of the warrants and the conversion into common stock of all shares of Series A and Series C preferred stock currently outstanding, but not including any dividends to be issued on the Series A preferred stock. This amount of shares represents 22.5% of our currently outstanding common stock. Pursuant to provisions in our agreement with EIS, if the exercise or conversion of any of our securities held by EIS would result in EIS owning more than 9.9% of our common stock at any time EIS may opt to receive non-voting securities instead of common stock. In addition EIS may purchase up to 5,654.1176 shares of our Series B convertible non-voting preferred stock in the future at a price per share of $1,700. The Series B preferred stock bears a 7% dividend payable in Series B preferred stock which compounds annually. A total of 5,654,118 shares of common stock could be issued to EIS assuming the purchase of all the Series B preferred stock but not including any dividends to be issued on the Series B preferred stock.

    We must comply with the listing requirements of the Nasdaq SmallCap Market or our common stock may decline and its liquidity would be adversely affected

    Our common stock could be delisted from The Nasdaq Stock Market for the following reasons:

    . if the bid price of our common stock falls below $1.00 per share for thirty (30) consecutive business days;

    . if our market capitalization falls below $35 million and we have less than (A) $2,000,000 in net tangible assets (total assets less total liabilities and goodwill) or (B) $2,500,000 in equity; or

    . if the value of our common stock held by our stockholders (other than our directors, executive officers and 10% stockholders) is less than $1,000,000.

    The minimum bid price requirement and the requirement that common stock held by non-affiliates have a minimum value of $1,000,000 have been suspended by Nasdaq until January 2, 2002. On November 1, 2002, the $2,000,000 net tangible assets test will no longer be a listing requirement.

    On June 6, 2001, we received a letter from The Nasdaq Stock Market notifying us that the staff had determined that we did not comply with the minimum standards for continued listing. On July 13, 2001, we filed a Current Report on Form 8-K/A containing our unaudited May 31, 2001 balance sheet on a pro forma basis reflecting the closing of the transaction with Elan and EIS. On July 16, 2001, we were notified by Nasdaq that they deemed us to be in compliance with the net tangible assets/market capitalization/net income requirement and all other requirements necessary for continued listing on the Nasdaq SmallCap Market. Accordingly, our oral hearing that had been scheduled for July 19, 2001 was canceled and the hearing file was closed. However, we may not be able to maintain our compliance with Nasdaq continued listing requirements in the future.

    There are other quantitative and qualitative criteria of the Nasdaq SmallCap Market which if violated could lead to delisting of our common stock.

    If Nasdaq delisted our common stock, we would likely seek to list our common stock for quotation on a regional stock exchange. However, if we were unable to obtain listing or quotation on such market or exchange, trading of our common stock would occur in the over-the-counter market on an electronic bulletin board for unlisted securities or in what are commonly known as the "pink sheet." In addition, delisting from Nasdaq and failure to obtain listing or quotation on such market or exchange would subject our common stock to so-called "penny stock" rules. These rules impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, broker-dealers may be less willing or able to sell and/or make a market in our common stock. Additionally, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, our common stock. As a result of delisting, it may become more difficult for us to raise funds through the sale of our securities.

    If a significant number of shares become available for sale, our stock price could decline

    Many shares of common stock presently issued and outstanding are "Restricted Securities" as that term is defined in Rule 144 promulgated under the Act. In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one year holding period may sell, within any three month period, an amount which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits the sale of shares, under certain circumstances, without any quantity limitation, by persons who are not affiliates of SafeScience and who have beneficially owned the shares for a minimum period of two years. The possible sale of these restricted shares may, in the future, increase the number of free-trading shares and may have a depressive effect on the price of our securities. Moreover, such sales, if substantial, might also adversely affect our ability to raise additional equity capital.

    Because our current management controls a significant percentage of our common stock, they have substantial control over us

    The holders of the common stock do not have cumulative voting rights. Two of our directors, one of whom is an executive officer of SafeScience, own approximately 12% collectively of the outstanding shares of common stock. These stockholders can substantially influence all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. One of the conditions of the transactions between us, Elan and EIS requires that we expand our board of directors to six members on the next regularly scheduled stockholder's meeting at which time EIS will appoint one director. At such time members of the board of directors and their affiliates shall own approximately 21% of the outstanding common stock, assuming EIS has not converted or exercised any of our securities held by it, and the same number of shares are outstanding at such time as are currently outstanding. If EIS were to have converted or exercised all of our securities held by it, the members of our board of directors and their affiliates would own approximately 36% of the outstanding common stock, assuming the number of shares outstanding at such time equals the number of shares currently outstanding plus the number of shares issued on exercise or conversion of securities held by EIS. This concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could materially adversely affect our stock price.

    The price of our common stock has been volatile, which could result in substantial losses by you

    The market price of our common stock, which is traded on the National Association of Securities Dealers Automated Quotation (NASDAQ - Small Cap) has been, and may continue to be, highly volatile. Factors such as announcements of technological innovations or new products, either by us or by our competitors or third parties, as well as market conditions within the various industries in which we compete, may have a significant impact on the market price of our common stock.

    In addition, the stock market has from time to time experienced extreme price and volume fluctuations, particularly in the biotechnology sector, which have often been unrelated to the operating performance of particular companies. Current market conditions are particularly unstable and there is a large degree of uncertainty at this time. In general, biotechnology stocks tend to be volatile even during periods of relative market stability because of the high rates of failure and substantial funding requirements associated with biotechnology companies. Market conditions and conditions of the biotechnology sector could negatively impact the price of our common stock.

    An investment in our stock is speculative and entails a high degree of risk

    There is nothing at this time upon which to base an assumption that our plans for our business will prove successful. If our plans prove unsuccessful, the purchasers of our shares may lose all or a substantial part of their investment. Our operations are subject to numerous risks associated with the development of agricultural and pharmaceutical products, including the competitive and regulatory environment in which we operate. In addition, we may encounter unanticipated problems, including manufacturing, distributing, licensing and marketing difficulties, some of which may be beyond our financial and technical abilities to resolve. The failure adequately to address such difficulties could have a material adverse effect on our prospects and our financial condition.

    We have not paid and do not intend to pay any dividends

    To date, we have not paid any cash dividends on our common stock. Our Board of Directors does not intend to declare any cash dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations. Furthermore, as we may be required to obtain additional financing, there may be restrictions on our ability to declare any cash dividends on common stock in the future.


                      NOTE ON FORWARD-LOOKING STATEMENTS

    Forward-looking statements are made throughout this prospectus. Typically, the use of the words "believe", "anticipate", "plan", "expect", "seek", "estimate" and similar expressions identify forward-looking statements. Unless a passage describes a historical event, the statement should be considered a forward-looking statement. In keeping with the "Safe Harbor" provision of the Private Securities Litigation Reform Act of 1995, it should be noted that forward-looking statements regarding our future expectations and projections are not guarantees of future performance. They involve risks, uncertainties and assumptions, and many of the factors that will determine our future results are beyond our ability to control or predict. Therefore, actual results may differ significantly from those suggested by forward-looking statements. These risks include those detailed under the heading "Risk Factors" described in the preceding pages and elsewhere in this prospectus.

                                USE OF PROCEEDS

    All of the proceeds from the sale of the shares of common stock in this offering will be received by the selling stockholders. We will receive $477,273 if the warrants held by the selling stockholders are exercised in full, all shares covered in this registration statement are issued to the selling stockholders and the exercise price is paid in cash. Proceeds from such warrant exercises, if any, will be used for general corporate purposes.

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings to fund the development and growth of our business and do not currently anticipate paying any cash dividends in the foreseeable future. Future dividends, if any, will be determined by our Board of Directors after taking into account various factors, including our financial condition, operating results, and current and anticipated cash needs.

                             SELLING STOCKHOLDERS

    The shares offered by this prospectus are issuable or were issued by us to the selling stockholders in connection with the transactions described below. The following table sets forth, to our knowledge, information regarding beneficial ownership of our common stock by the selling stockholders as of October 15, 2001 (unless otherwise specified below). Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them within 60 days, by the exercise of options or warrants, are deemed outstanding in determining the number of shares beneficially owned by such person or group.

                                                        Number of
                                                         Shares           Number of          Shares Beneficially
                                                      Beneficially         Shares           Owned After Offering
                                                         Owned                             ----------------------
                                                   Prior to Offering      Offered            Number     Percent
                                                   -----------------    -----------        ---------- -----------
Alpha Capital AG/(1)/                                    333,333          333,333               0          0
ZLP Master Fund, Ltd./(2)/                               277,778          277,778               0          0
Vertical Ventures, LLC/(3)/                               55,556           55,556               0          0
William L. Haas/(4)/                                      38,889           38,889               0          0
The Shemano Group, Inc./(5)/                             168,000           18,000         150,000          *

_____________________
* Less than 1%.

/(1)/ Includes 111,111 shares issuable upon the exercise of warrants exercisable within 60 days of October 15, 2001.
/(2)/ Includes 92,593 shares issuable upon the exercise of warrants exercisable within 60 days of October 15, 2001.
/(3)/ Includes 18,519 shares issuable upon the exercise of warrants exercisable within 60 days of October 15, 2001.
/(4)/ Includes 12,963 shares issuable upon the exercise of warrants exercisable within 60 days of October 15, 2001.
/(5)/ Consists of shares issuable upon the exercise of warrants exercisable within 60 days of October 15, 2001.

    Pursuant to private placements of our securities in August and October 2001 between us and each of the selling stockholders (other than The Shemano Group, Inc.), we sold a total of 470,370 shares of our common stock and warrants to purchase 235,186 shares of our common stock at an exercise price of $1.90 per share for a total cash consideration of approximately $635,000. Under the terms of the subscription agreements, we filed a registration statement, of which this prospectus forms a part, in order to permit, those selling stockholders to resell to the public the shares of common stock and shares issuable upon exercise of the warrants that they received in the private placement.

    We issued warrants to purchase 18,000 shares to The Shemano Group, Inc. as placement agent fees in connection with our August 2001 private placement. We filed a registration statement, of which this prospectus forms a part in order to permit The Shemano Group, Inc. to resell to the public the shares of common stock issuable upon the exercise of the warrants that it received as placement fee in connection with the private placement.

                             PLAN OF DISTRIBUTION

     The selling stockholders and any of their agents, donees, pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

   . ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

   . block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

   . purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

   . an exchange distribution in accordance with the rules of the applicable exchange;

   .  privately negotiated transactions;

   . broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

   .  a combination of any such methods of sale; and

   .  any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders. If the selling shareholders notify us that any agreement, understanding or arrangement has been entered into with any underwriter or broker-dealer regarding the sale of their shares, then we shall file, if required, a supplement to this prospectus under Rule 424(b) under the Securities Act describing such agreement, understanding or arrangement.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, the selling stockholders, if deemed underwriters, will be subject to prospectus delivery requirements of the Securities Act. Those who act as underwriter, broker, dealer or agent in connection with the sale of shares held by the selling stockholders will be selected by the selling stockholders and may have other business relationships with us or our subsidiaries or affiliates in the ordinary course of business.

     In order to comply with the securities laws of certain states, if applicable, the shares offered pursuant to this prospectus will be sold in such jurisdiction only through registered or licensed brokers or dealers. In addition, in certain states the shares offered pursuant to this prospectus may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration of qualification requirement is available and is complied with.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares offered hereby may not simultaneously engage in market-making activities with respect to the shares for a period of two business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of sales of the shares by the selling stockholder. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M under the Exchange Act may apply to their sales in the market.

    We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

    We are permitted to suspend the use of this prospectus in connection with sales of the shares by selling stockholders during certain periods of time under certain circumstances relating to pending corporate developments and public filings by us with the Commission and similar events.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for us by Lionel, Sawyer & Collins.

                                    EXPERTS

    The consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our common stock is quoted on the Nasdaq SmallCap Market, and reports, proxy and information statements and other information concerning SafeScience may be inspected at the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006. Our website is located at http://www.safescience.com.

    The SEC allows us to incorporate by reference the information we file with them into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the selling stockholders sell all of the shares that are being offered in this prospectus.

     1. Our Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 0-26476);

     2. Our Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2001 and June 30, 2001.

     3. Our Current Reports on Form 8-K dated January 18, 2001, January 31, 2001, January 31, 2001, April 9, 2001, May 23, 2001, June 18, 2001,
          June 29, 2001, July 12, 2001 and September 21, 2001 and our Current Report on Form 8-K/A dated July 13, 2001.

    You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address: SafeScience, Inc., 31 St. James Avenue, Boston, Massachusetts 02116, Attention: Chief Financial Officer. Our telephone number is 617-422-0674.

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

    The following table sets forth the estimated expenses payable by us in connection with the offering (excluding underwriting discounts and commissions):

Nature of Expense                                                Amount
-----------------                                                ------
SEC Registration Fee...................................         $   186
Nasdaq SmallCap Market Listing Fee.....................           7,236
Accounting Fees and Expenses...........................           5,000
Legal Fees and Expenses................................          10,000
Miscellaneous..........................................           2,578
                                                                -------
Total..................................................         $25,000


    The amounts set forth above, except for the Securities and Exchange Commission and Nasdaq SmallCap Market fees, are in each case estimated.

Item 15.  Indemnification of Directors and Officers

    Article V of our by-laws provides SafeScience shall indemnify any person who was or is a party or is threatened to be made a party to any threatened or pending action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, his testator, or intestate is or was a director or officer of SafeScience, or is or was serving at the request of SafeScience as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a member of any committee or similar body against all expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding (including appeals) or the defense or settlement thereof or any claim, issue, or matter therein, to the fullest extent permitted by the laws of Nevada as they may exist from time to time.

    Subsection 1 of Section 78.7502 of Chapter 78 of the Nevada General Corporation Law ("NGCL") provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action brought by or on behalf of the corporation) if that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, if that person acted in good faith and in a manner which that person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, alone, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe his action was unlawful.

    Subsection 2 of Section 78.7502 of the NGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or on behalf of the corporation to procure a judgment in its favor because the person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by that person in connection with the defense or settlement of such action or suit, if the person acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

    Subsection 3 of Section 78.7502 of the NGCL further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections 1 and 2 thereof, or in the defense of any claim, issue or matter therein, that person shall be indemnified by the corporation against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection therewith.

    Section 78.751 of the NGCL provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

    Section 78.751 of the NGCL further provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

    Finally, Section 78.752 of the NGCL provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

Item 16.  Exhibits and Financial Statement Schedules

    (a)  Exhibits

    The following documents are an exhibit hereto:

4.1   Form of Subscription Agreement.

5.1 Opinion of Lionel, Sawyer & Collins as to the validity of the securities being offered.

23.1  Consent of Lionel, Sawyer & Collins (included in Exhibit 5.1 hereto).

23.2  Consent of Arthur Andersen LLP.

24.1  Powers of Attorney (included on page II-5).

Item 17.  Undertakings

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To reflect any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price present no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

          (6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on October 19, 2001.

                            SAFESCIENCE, INC.

                            By: /s/ Bradley J. Carver
                                ----------------------------------------------
                                Bradley J. Carver
                                Chief Executive Officer, President and Treasurer


                               POWER OF ATTORNEY

    KNOWN ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Bradley J. Carver and John W. Burns such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or to any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                Signature                                    Title                             Date
                ---------                                    -----                             ----
 /s/ Bradley J. Carver                         Chief Executive Officer, President,       October 19, 2001
-----------------------------------------      Treasurer and Director
Bradley J. Carver                              (Principal Executive Officer)


 /s/ John W. Burns                             Senior Vice President, Chief Financial    October 19, 2001
-----------------------------------------      Officer, and Secretary
John W. Burns                                  (Principal Financial Officer)

 /s/ Patrick J. Joyce
-----------------------------------------      Controller                                October 19, 2001
Patrick J. Joyce                               (Principal Accounting Officer)

 /s/ Brian G.R. Hughes                         Chairman of the Board of Directors        October 19, 2001
-----------------------------------------
Brian G. R. Hughes

 /s/ David W. Dube                             Director                                  October 19, 2001
-----------------------------------------
David W. Dube

 /s/ Theodore J. Host                          Director                                  October 19, 2001
-----------------------------------------
Theodore J. Host


                                 EXHIBIT INDEX

    The following documents are an exhibit hereto:

4.1   Form of Subscription Agreement.

5.1 Opinion of Lionel, Sawyer & Collins as to the validity of the securities being offered.

23.1  Consent of Lionel, Sawyer & Collins (included in Exhibit 5.1 hereto).

23.2  Consent of Arthur Andersen LLP.

24.1  Powers of Attorney (included on page II-5).